Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 24, 2021, relating to the financial statements of U.S. Equity Cumulative Dividends Fund – Series 2027 and U.S. Equity Ex-Dividend Fund – Series 2027, each a series of Metaurus Equity Component Trust, for the year ended December 31, 2020, and to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

June 10, 2021

C O H E N & C OMP A N Y , L T D.

800.229.1099 | 866.818.4538 FAX | cohencpa.com

Registered with the Public Company Accounting Oversight Board